EXHIBIT 10.49

SEPARATION AGREEMENT

 THIS AGREEMENT is made between Winland Electronics, Inc., a Minnesota corporation (the “Company”), and Glenn Kermes (the “Employee”).

BACKGROUND:

A.
The Employee and the Company are parties to an Employment Agreement dated January 23, 2007, and amended on December 31, 2007 (the “Employment Agreement”) under which the Employee is employed by the Company.  Under the terms of the Employment Agreement, Employee is entitled to severance pay under certain circumstances including the condition that he release the Company in exchange for such severance pay.

B.	Employee and the Company have reached an agreement regarding the Employee’s separation from the Company and desire to memorialize that agreement.

THE COMPANY AND THE EMPLOYEE AGREE AS FOLLOWS:

1.           TERMINATION OF EMPLOYMENT.  Employee's employment with the Company is terminated effective as of the close of the Company’s business day on January 1, 2011 (the “Termination Date”).

2.           PAYMENT. In exchange for the promises, releases and agreements made by the Employee in this Agreement and in full satisfaction of its obligations under the Employment Agreement, absent rescission of this Agreement, the Company will (1) pay Employee at regular payroll intervals an amount equal to six (6) months of Employee’s base salary, subject to required and authorized deductions and withholdings; and (2) continue to pay the Company’s ordinary share of premiums for three (3) calendar months for Employee’s COBRA continuation coverage in the Company’s group medical, dental and life insurance plans (as applicable), provided Employee elects such continuation coverage and timely pays Employee’s share of such premiums, if any.

3.           RELEASE OF CLAIMS.

a.
Specifically in consideration of the Company’s agreements described in Paragraph 2 of this Agreement, Employee, for himself and anyone who has or obtains legal rights or claims through him, releases, agrees not to sue, and forever discharges the Company (as defined below) from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, Employee has or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with Employee’s employment with the Company, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of Employee’s signing this Agreement.

b.
This release includes, without limiting the generality of the foregoing, any claims Employee may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, claims under the Employment Agreement, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance or any other protected class, or sexual or other harassment.  Employee hereby waives any and all relief not provided for in this Agreement.

c.
Employee affirms that he has not caused or permitted, and to the full extent permitted by law, will not cause or permit to be filed, any charge, complaint, or action of any nature or type against the Company, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws.  If Employee files, or has filed on his behalf, a charge, complaint, or action, Employee agrees that the payments described above in Paragraph 2 are in complete satisfaction of any and all monetary claims in connection with such charge, complaint, or action and Employee waives, and agrees not to take, any monetary award from such charge, complaint, or action.

d.
Employee understands that he is not, by signing this Agreement, releasing or waiving (1) any vested interest he may have in any 401(k) or profit sharing plan by virtue of his employment with the Company, (2) any rights or claims that may arise after the Agreement is signed, (3) benefit continuation rights under the Consolidated Omnibus Reconciliation Act or similar state law, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) the right to apply for state unemployment compensation benefits, (6) any rights or claims to receive the consideration described above in Paragraph 2, (7) any rights or claims to receive payments under Paragraph 9 below, or (8) the right to pursue any charge, complaint, or action that cannot by law be waived by a private agreement such as this Agreement.  However, by signing this Agreement the Employee does waive, to the extent permitted by law, the right to receive any monetary award from any such charge, complaint, or action.

e.
The “Company,” as used in this Paragraph and in this Separation Agreement, shall mean the Company and its parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities.

4.            EMPLOYEE'S ACKNOWLEDGMENTS. Employee acknowledges and represents to the Company that: (a) he understands that he has the right to consult with an attorney, and that he has been advised by the Company to consult with an attorney, regarding the meaning and effect of this Agreement; (b) he understands that he is entitled to a period of twenty-one (21) calendar days from the date on which he receives an unsigned copy of this Agreement in which to consider whether to sign this Agreement, and that, having been advised of that entitlement, he may elect to sign this Agreement at any time prior to the expiration of that time period; (c) he has read this Agreement and understands its consequences; (d) he has determined to execute this Agreement of his own free will; (e) the amounts that the Company will pay him under this Agreement constitute fair and adequate consideration for the promises, releases and agreements made by him in this Agreement; and (f) in the absence of this Agreement, he would not be entitled to the amounts that the Company will pay him under this Agreement.

5.           RIGHTS TO RESCIND.  The Company and the Employee hereby acknowledge that the Employee has the rights described in this Paragraph 5.

a.
The Employee has the right to rescind this Agreement under the Age Discrimination in Employment Act.  To be effective, such a rescission must be made by written notice delivered to the Company within seven (7) days following the date of this Agreement or sent to the Company by certified mail, return receipt requested, postmarked within seven (7) days following the date of this Agreement.

b.
The Employee has the right to rescind this Agreement under the Minnesota Human Rights Act.  To be effective, such a rescission must be made by written notice delivered to the Company within fifteen (15) days following the date of this Agreement or sent to the Company by certified mail, return receipt requested, postmarked within fifteen (15) days following the date of this Agreement.

c.	The address to which notice of a rescission under this Paragraph 5 is to be delivered or sent is: Brian Lawrence, 1950 Excel Drive, Mankato, MN 56001.

6.          EMPLOYMENT AGREEMENT

a.
For the avoidance of doubt in that regard, nothing contained in this Separation Agreement will terminate, extinguish or in any manner limit any right, privilege or benefit which the Company has under the Employment Agreement (including, without limitation, Article 5 of the Employment Agreement) and each provision of the Employment Agreement under which the Company has any right, privilege or benefit (including, without limitation, Article 5 of the Employment Agreement) will continue in full force and effect in accordance with its terms.

b.
Employee hereby knowingly and voluntarily waives the defense that such obligations are not supported by sufficient consideration.  If, and to the extent that, the foregoing waiver may be invalid for any purpose, Employee hereby acknowledges that the Company would not have entered into this Agreement in the absence of this Paragraph 6(b) and that the obligations of the Company to the Employee under this Agreement constitute good, valuable and sufficient consideration for the obligations of the Employee under the Employment Agreement, as those obligations are reaffirmed, remade and restated herein.

c.
If the Employee violates any term or provision of the Employment Agreement, the Company’s remaining obligation to the Employee under the Separation Agreement made under Paragraph 2 above will automatically terminate.

d.
For the avoidance of any doubt in that regard, the payment to be made to the Employee under Paragraph 2 above is in lieu of any payment which may be due the Employee under the Employment Agreement in connection with or by reason of the termination of the Employee’s employment with the Company, and the release made and given by the Employee in Paragraph 3 above includes within its scope any claim that the Employee may have to any payment under the Employment Agreement in connection with or by reason of the termination of the Employee’s employment with the Company.

7.           CONFIDENTIALITY. The Employee will not disclose the terms of this Agreement to any person without the prior written consent of the Company; provided, however, that (a) the Employee may disclose the terms of this Agreement to the Employee’s legal counsel, the Employee’s accounting and tax advisors, the Employee’s spouse and the Employee’s other immediate family members, (b) the Employee may disclose the terms of this Agreement if and to the extent that the Employee is compelled to do so by an order issued by a court of competent jurisdiction, and (c) the Employee may disclose the amount paid to him under this Agreement to the United States Internal Revenue Service, the Minnesota Department of Revenue and the Minnesota Department of Economic Security.

8.           COMMUNICATIONS WITH CUSTOMERS AND OTHERS.  Company and Employee agree that they will communicate a mutually agreeable message regarding Employee’s termination from the Company to all third parties.  The parties agree that they shall not disparage or defame each other in any respect or make any disparaging comments concerning the employment relationship between them.  As to the Company, this applies to its officers, agents and directors, who specifically will not disparage Employee's professional reputation; and as to Employee this relates to comments about any officer, director or employee of the Company. These obligations do not apply so as to preclude government-mandated reports, court orders, or otherwise as required by law.

9.           MISCELLANEOUS PAYMENTS TO EMPLOYEE.  Upon verification of the amount and validity of such expenses which shall occur promptly after Employee provides the pertinent information, the Company will reimburse the Employee for any expenses incurred by the Employee during his employment with the Company, and for which the Employee has not already been reimbursed, provided that the Employee provides the Company reasonable documentation of such expenses and complies with the Company’s expense reimbursement procedures.

10.           GOVERNING LAW.  This Agreement will be construed and enforced in accordance with the laws of the State of Minnesota (without regard to the laws of such state which concern conflicts of laws), and any proceedings relating to the interpretation or the enforcement of this Agreement will be brought in federal or state courts located in Minnesota.

11.           ENTIRE AGREEMENT.  This Separation Agreement contains the entire agreement and understanding of the Company and the Employee with regard to the subject matter addressed herein.  The parties agree that they have not relied upon any verbal or written representations in entering into this Agreement.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the day and year first above written.

Winland Electronics, Inc.

Date: December 13, 2010	By:	/s/ Thomas J. Goodmanson
Thomas J. Goodmanson
Its Chairman of the Board

Date: December 13, 2010	By:	/s/ Glenn A. Kermes
Glenn A. Kermes